                                                                    EXHIBIT 11.1

                           GLOBALTEL RESOURCES, INC.
             COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE

                                    YEAR ENDED          NINE MONTHS ENDED
                               DECEMBER 31, 1996(1)     SEPTEMBER 30, 1997
                               --------------------     ------------------
Weighted average number of
  common stock outstanding           997,869                 1,026,758

Common stock and common stock
  equivalents issued during the
  12 months period prior to the
  filing of the Company's
  initial public offering,
  using the treasury stock
  method and an assumed
  initial public offering
  price of $9.00                     856,953                   832,233
                                   ---------                 ---------
                                   1,854,822                 1,858,992
                                   =========                 =========

(1) Number of shares apply to all periods prior to 1997.

                                          PRO FORMA            PRO FORMA
                                      NET INCOME (LOSS)    NET INCOME (LOSS)
                                       (IN THOUSANDS)         (PER SHARE)
                                      -----------------    -----------------
Year Ended December 31, 1995               $(1,735)             $(0.94)
Year Ended December 31, 1996               $(5,872)             $(3.17)
Nine Months Ended September 30, 1996       $(4,103)             $(2.21)
Nine Months Ended September 30, 1997       $(4,440)             $(2.39)

                                    Page 1